UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	033-07012-99	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East Pratt Street, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) The information required by this Item 5.02(b) with respect to the retirement of Mr. Kennedy is incorporated herein by reference to Item 5.02(c) below.
(c) A previously announced, James A.C. Kennedy, CEO and president, and chair of the company’s Management Committee, will step down from those roles, effective at the close of business on December 31, 2015, and he will retire as an employee of the company on or before the end of March 2016. Mr. Kennedy will remain a member of the Board of Directors of the company until the company’s Annual Meeting on April 27, 2016, at which he will not stand for reelection.
In addition, our Board has approved the appointment of William J. Stromberg to succeed Mr. Kennedy in the offices of president and CEO, and chair of the Management Committee, effective January 1, 2016. He will also be appointed to the Board of Directors at that time.
Mr. Stromberg, age 55, has been head of Global Equity since 2009, head of Global Equity Research since 2004, vice president since 1990, and an employee since 1987. Mr. Stromberg has also been a member of the company's Management Committee since 2007.
We do not have employment agreements with any of our U.S.-based executive officers. During 2015, each of our senior executives, including Mr. Stromberg, received a base salary of $350,000 and is entitled to an annual bonus, which will, for the most part, be paid in the subsequent year. Mr. Stromberg received two option grants to purchase 17,500 shares of the company’s common stock at $82.97 per share and at $70.92, the fair market value of a share on the grant dates of February 19, 2015 and September 10, 2015, respectively. During 2015, Mr. Stromberg also received 10,500 performance-based stock units that are subject to a performance-based vesting threshold with a twelve-month performance period. These performance-based stock units also are subject to time-based vesting before they are settled in shares of the company's common stock. On February 18, 2015 and September 9, 2015, the Executive Compensation Committee certified that the performance threshold was met on certain previously granted performance-based restricted stock units that are settled in shares of common stock upon vesting. Pursuant to these awards, Mr. Stromberg earned restricted stock units of 10,500 shares of common stock that vest in five equal annual installments beginning on December 10, 2015.
On December 10, 2015, we entered into a consulting agreement with Mr. Kennedy pursuant to which he will provide strategic and other consulting services to us, over an aggregate of up to eight weeks of full-time days in each calendar year. The consulting agreement is effective as of April 1, 2016, and thereafter is automatically renewed on January 1 of each year. It can be terminated by either party for any reason at the end of any year or upon at least 30 days prior written notice. The agreement provides for payments to Mr. Kennedy of $250,000 per year, plus reimbursement for reasonable out-of-pocket expenses. A copy of the consulting agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
A copy of the press release issued on December 10, 2015, announcing Mr. Kennedy's retirement, Mr. Stromberg's appointment, and the related management transitions, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
(a) Effective December 10, 2015, the Board of Directors of the company amended the company’s Amended and Restated By-Laws ("the By-Laws"), to implement proxy access. Section 1.13 of the amended By-Laws permits up to 20 stockholders owning 3% or more of the company’s outstanding common stock continuously for at least three years to nominate and include in the company’s proxy materials directors constituting up to two individuals or 20% of the board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended By-Laws.
This description of the amendments to the By-Laws is qualified in its entirety by reference to the text of the By-Laws filed as Exhibit 3(ii) to this Current Report on Form 8-K. A copy of the press release issued on December 10, 2015, announcing the adoption of this By-Laws amendment, is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 8.01 Other Events.
On December 10, 2015, the company issued a press release announcing the Board's decision to increase the company's share repurchase authorization by 12 million shares. This brings the total number of shares that may yet be purchased under the existing repurchase authorization to 20.9 million. The full text of the press release is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.
Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

3(ii)	Amended and Restated By-laws of T. Rowe Price Group, Inc., as amended and restated as of December 10, 2015.
10.1    Consulting Agreement dated December 10, 2015.
99.1    Press release dated December 10, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: December 10, 2015